EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2010 First Quarter Financial Results

ELGIN, Ill., May 4, 2010 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers, today announced results for the first fiscal quarter of 2010, which ended March 27, 2010.

First quarter highlights include:

  Sales increased 1% to $24.0 million, compared to $23.8 million in the first quarter of fiscal 2009.
  Total branch count increased by 4 during the quarter, bringing the total to 62 branches, compared to 58 at the end of 2009.
  Average sales per working day was approximately $400,000, compared to $395,000 in the first quarter of fiscal 2009.
  Same-branch sales were basically flat, measured for the 58 branches that were in operation throughout both the first fiscal quarters of 2010 and 2009.
  Operating income rose to $1.1 million, compared to $0.2 million in the first quarter of fiscal 2009.
  EPS (basic and diluted) increased to $0.06 compared to $0.01 in the first quarter of fiscal 2009.

Mr. Joseph Chalhoub, President and Chief Executive Officer of Heritage-Crystal Clean, Inc., commented, "We are very pleased to have posted a sales increase compared to the year-ago quarter. We believe that the continuing improvement in our average sales per working day -- from $380,000 in Q3 09 to $390,000 in Q4 09 and now to $400,000 in Q1 10 -- illustrates that our customers are gradually resuming their business activity and volumes are recovering. Within the first fiscal quarter of 2010, the sales trend was positive, with sales increases for each successive four-week accounting period. We look forward to a continuation of this recovery and believe that later in 2010 we can see a return to double-digit sales growth compared to the year-ago quarter."

Mr. Greg Ray, Chief Financial Officer and Vice President of Business Management, stated, "Our financial performance for the first quarter of 2010 was aided by the cost control measures we have implemented during the recession, our latest price increase (implemented in Q4 09), and the positive impact of higher solvent prices on inventory valuation in the first quarter of 2010. We invested in opening four new branches -- including our first on the West Coast, in Los Angeles -- and we began the accelerated rollout of our used oil collection services in connection with our recently-announced strategy to develop a used oil re-refinery. We ended the quarter with a strong balance sheet, with no bank debt, and with a Company-wide sense of enthusiasm regarding our return to growth."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiary.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to complete our used oil re-refinery as anticipated; the used oil re-refinery does not perform as anticipated; we are unable to generate sufficient funds to build and support our used oil re-refinery; our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including the recent recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 5, 2010. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and automotive service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 62 branches serving over 41,000 customer locations.

The Heritage-Crystal Clean, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4974

Conference Call

The Company will host a conference call on May 5, 2010 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Financial Statements

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets (In Thousands, Except Share and Par Value Amounts) (Unaudited)

	March 27, 2010	January 2, 2010
ASSETS

Current Assets:
Cash and cash equivalents	$1,403	$1,090
Accounts receivable - net	12,841	11,941
Income tax refund	16	380
Inventory - net	10,494	9,845
Deferred income taxes	553	639
Other current assets	1,844	1,970
Total Current Assets	27,151	25,865
Property, plant and equipment - net	25,631	25,101
Software and intangible assets - net	2,873	3,021
Total Assets	$55,655	$53,987

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable - net	$5,864	$4,740
Accrued salaries, wages, and benefits	1,761	1,922
Taxes payable	1,002	911
Other accrued expenses	1,366	1,474
Total Current Liabilities	9,993	9,047
Deferred income taxes	931	1,015
Total Liabilities	10,924	10,062

Commitments and contingencies

STOCKHOLDERS' EQUITY:

Common stock - 15,000,000 shares authorized at $0.01 par value, 10,713,086 and 10,708,471 shares issued and outstanding at March 27, 2010 and January 2, 2010, respectively	107	107
Additional paid-in capital	43,363	43,219
Retained earnings	1,261	599
Total Stockholders' Equity	44,731	43,925
Total Liabilities and Stockholders' Equity	$55,655	$53,987

Heritage-Crystal Clean, Inc.
Consolidated Statements of Operations (In Thousands, Except per Share Amounts) (Unaudited)

	First Quarter Ended,
	March 27, 2010	March 28, 2009

Sales	$24,005	$23,756
Cost of sales	6,006	7,497
Gross profit	17,999	16,259
Operating costs	12,495	12,239
Selling, general, and administrative expenses	4,364	3,852
Operating income	1,140	168
Interest expense – net	?	?
Income before income taxes	1,140	168
Provision for income taxes	478	68
Net income available to common stockholders	$662	$100

Net income per share available to common stockholders: basic	$0.06	$0.01
Net income per share available to common stockholders: diluted	$0.06	$0.01

Number of weighted average common shares outstanding: basic	10,713	10,685
Number of weighted average common shares outstanding: diluted	10,793	10,754
Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) (Unaudited)

	First Quarter Ended, (Dollars in thousands)
	March 27, 2010	March 28, 2009
Net income	$662	$100

Interest expense – net	&#x	—

Provision for income taxes	478	68

Depreciation and amortization	1,029	877

EBITDA(a)	$2,169	$1,045

(a) EBITDA represents net income before income tax expense, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under GAAP and should not be considered as a substitute for net income prepared in accordance with GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

&#x EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

&#x EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

&#x EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

&#x Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.
CONTACT:  Heritage-Crystal Clean, Inc.
          Greg Ray, Chief Financial Officer and VP Business Management
          (847) 836-5670